Exhibit 10.1

VISALUS, INC.
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 26th day of June, 2013, by and between ViSalus, Inc., a Nevada corporation (the “Company”), and Ryan Blair, an individual (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to set out the terms and conditions for the employment relationship of the Executive with the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree, effective as of the Effective Date, as follows:

1.Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization not otherwise defined are defined in Section 26.
2.Term. The initial term of employment under this Agreement shall be for a five-year period commencing on the Effective Date (the “Initial Term”). The term of employment shall be automatically extended for an additional consecutive 12-month period (the “Extended Term”) on the fourth annual anniversary of the Effective Date and each subsequent annual anniversary thereof, unless and until the Company or Executive provides written notice to the other party in accordance with Section 14 hereof not less than 90 days before such anniversary date that such party is electing not to extend the term of employment under this Agreement (“Non-Renewal”), in which case the term of employment hereunder shall end as of the end of such Initial Term or Extended Term, as the case may be, unless sooner terminated as set forth in Section 8 hereof. Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.” Anything herein to the contrary notwithstanding, if on the date of a Change in Control the Employment Period has not ended and the remaining term of the Employment Period is less than 24 months, the Employment Period shall be automatically extended to the end of the 24-month period following such Change in Control.
3.Position and Duties. During the Employment Period, the Executive shall serve as the Chief Executive Officer of the Company. In such capacity, the Executive shall report exclusively to the Company's board of directors (the “Board”) and shall have the duties, responsibilities and authorities customarily associated with such position in a company the size and nature of the Company. In addition, as of the date hereof, the Executive shall serve as a member of the Board.
The Executive shall devote substantially all of the Executive's business time to the performance of the Executive's duties hereunder and the advancement of the business and affairs of the Company; provided that the Executive shall be entitled to serve as a member of the board of directors of a reasonable number of other companies, to serve on civic, charitable, educational, religious, public interest or public service boards, and to manage the Executive's personal and family investments, in each case, to the extent such activities do not materially interfere with the performance of the Executive's duties and responsibilities hereunder.
4.Place of Performance. During the Employment Period, the Executive shall be based primarily in Troy, Michigan, except for reasonable travel on Company business consistent with the

Executive's position. Notwithstanding the foregoing, the Executive agrees to relocate to the Los Angeles metropolitan area or the New York City metropolitan area upon the request of the Company.
5.Compensation and Benefits; Equity.
(a)Base Salary. During the Employment Period, the Company shall pay to the Executive a base salary (the “Base Salary”) at the rate of no less than $750,000 per calendar year, less applicable withholdings, and prorated for any partial year. The Base Salary shall be reviewed for increase by the Board no less frequently than annually and may be increased in the discretion of the Board. Any such adjusted Base Salary shall constitute the “Base Salary” for purposes of this Agreement. The Base Salary shall be paid in substantially equal installments in accordance with the Company's regular payroll procedures. The Executive's Base Salary may not be decreased without Executive's consent during the Employment Period.
(b)Annual Bonus. For each calendar year ending during the Employment Period, the Executive shall be paid an annual cash performance bonus (an “Annual Bonus”), to the extent earned based on performance against objective, reasonably attainable performance criteria. The performance criteria for any particular calendar year shall be determined in good faith by the Compensation Committee of the Board (the “Compensation Committee”), after consultation with the Executive, no later than sixty (60) days after the commencement of the relevant bonus period. The Executive's annual bonus opportunity for a calendar year shall equal 150% of the Executive's Base Salary (the “Target Bonus”) for that year if target levels of performance for that year are achieved, with a maximum annual bonus of up to 200% of the Executive's Base Salary if target levels of performance for that year are exceeded. The Annual Bonus shall be adjusted in accordance with the Company's annual bonus plan applicable to senior executives generally to the extent that the applicable target performance criteria are not achieved or are exceeded. The Executive's Annual Bonus for a bonus period shall be determined by the Compensation Committee in accordance with this Section 5(b) after the end of the applicable bonus period and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Company generally, but in no event later than March 15 of the year following the year to which such Annual Bonus relates. In carrying out its functions under this Section 5(b), the Compensation Committee shall at all times act reasonably and in good faith.
(c)Equity. On the date hereof, the Company shall grant the Executive equity awards pursuant to the award agreements attached hereto as Exhibit A.
(d)Vacation; Benefits. During the Employment Period, the Executive shall be entitled to 5 weeks vacation per year, prorated for partial years. The Executive may use Company aircraft (including any Company-leased aircraft) for business and personal use. In addition, the Company shall provide to the Executive employee benefits and perquisites on a basis that is no less favorable in the aggregate than those provided to any other senior executive of the Company and no less favorable in the aggregate than those provided to the Executive by the Holding Company prior to the Effective Date.
6.Expenses. The Executive is expected, and is authorized, to incur reasonable expenses in the performance of his duties hereunder. The Company shall reimburse the Executive for all such expenses reasonably and actually incurred by the Executive during the Employment Period in accordance with policies which may be adopted from time to time by the Company promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses. The parties acknowledge and agree that the Executive's personal life is directly related and important to the success of the business.  Accordingly, unless otherwise agreed by the parties, expenses shall be considered to be business expenses unless they have no business relation or application. To the extent a reimbursed expense is later deemed an expense incurred solely in connection with personal matters unrelated to the Company's business (as determined by the Board in good faith), the Executive shall reimburse the Company for such expense within 30 days of the Board's determination.
7.Restrictive Covenants. The Company and the Executive acknowledge and agree that during the Executive's employment with the Company, the Executive will have access to and may assist in developing Confidential Information and will occupy a position of trust and confidence with respect to the Company's affairs and business and the affairs and business of the Company Affiliates. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and the Company Affiliates against harmful solicitation of employees and certain third parties, harmful competition and other actions by the Executive that would result in serious adverse consequences for the Company and the Company Affiliates:
(a)Non-Disclosure. During and after the Executive's employment with the Company, the Executive will not knowingly, directly or indirectly, use, disclose or transfer any Confidential Information other than as authorized in writing by the Company or within the scope of the Executive's duties with the Company as determined reasonably and in good faith by the Executive. Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order the Executive to disclose or make accessible any information; provided, however, that such disclosure shall be limited to the extent so required; and provided, further, that the Executive shall give the Company prompt notice of such required disclosure and cooperate with the Company, at the Company's expense, in seeking suitable protection; (ii) when such disclosure is reasonably required in order for the Executive to prosecute or defend any litigation, arbitration or mediation involving this Agreement or other agreements with the Company or any Company Affiliate, including, but not limited to, the enforcement of this Agreement or such other agreement; (iii) as to information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive's direct or indirect violation of this Section 7(a); (iv) as to information that is or becomes available to the Executive on a non-confidential basis from a source (other than the Company or any Company Affiliate) which is entitled to disclose it to the Executive; or (v) as to information that the Executive possessed prior to the commencement of employment with the Company.
(b)Materials. The Executive will not, directly or indirectly, remove any Confidential Information or any other property of the Company or any Company Affiliate from the Company's premises or make copies of such materials except for normal and customary use in the Company's business as determined reasonably and in good faith by the Executive. The Company acknowledges that the Executive, in the ordinary course of the Executive's duties, routinely uses and stores Confidential Information at home and other locations; however, the Executive agrees to take such actions, at the Company's expense, as may be reasonably required by the Company in order to preserve the security of such Confidential Information as is stored at his home or at such other locations. The Executive will return to the Company all Confidential Information and copies thereof and all other property of the Company or any Company Affiliate and he shall, subject to the other terms of this Agreement, delete any and all copies of electronic Confidential Information from any personal computer used by him and from any PDA, smartphone or other electronic data and/or storage device used by him, in each case, at any time upon the request of the Company and in any event promptly after termination of Executive's employment. The Executive agrees to attempt in good faith to identify and return to the Company any copies of any Confidential Information after the Executive ceases to be employed by the Company. Anything to the contrary notwithstanding, nothing in this Section 7 shall prevent the Executive from retaining a home computer, papers and other materials of a personal nature, including diaries, calendars and contact lists, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.
(c)No Solicitation or Hiring of Employees or Solicitation of Certain Third Parties.
(i)During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit, entice, persuade or induce any individual who is employed by the Company or any Company Affiliate to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Company or any Company Affiliate, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any employee or any person who was employed by the Company or any Company Affiliate during the prior six (6)-month period, or interfere with the relationship between the Company or any Company Affiliate and any employee thereof. Anything to the contrary notwithstanding, the Company agrees that (i) the Executive's responding to an unsolicited request from any former employee of the Company for advice on employment matters; and (ii) the Executive's responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 7(c); provided that neither the Executive nor any employer of the Executive hires or otherwise engages such former employee to perform services.
(ii)During the Non-Compete Period, the Executive shall not, directly or indirectly, solicit, induce or attempt to solicit or induce any Customer, supplier, licensee or contractor of the Company or any Company Affiliate to cease or reduce doing business with the Company or such Company Affiliate, or in any way interfere or attempt to interfere with the relationship between any such Customer, supplier, licensee or, contractor, on the one hand, and the Company or any such Company Affiliate, on the other hand; provided, however, that nothing contained in this Section 9(c)(ii) shall be deemed to prohibit the Executive from soliciting any Customer, supplier, licensee or contractor to the extent such solicitation does not arise out or relate to an activity that is prohibited by Section 9(d).
(d)Non-Competition.
(i)During the Non-Compete Period, the Executive shall not, directly or indirectly (A)  manage, control, participate in, consult with, render services for (whether as an employee, consultant, advisor or otherwise), or in any manner engage in or represent any business competing with the Company or any direct or indirect subsidiary of the Company at the time of the Executive's termination of employment (or any new business that has been approved by the Board at such time), or (B) own an interest in any entity described in Section 7(d)(i)(A); provided, however, that Executive may own, as a passive investor, securities of any such entity that has outstanding publicly traded securities so long as the Executive's direct holdings in any such entity shall not in the aggregate constitute more than two percent (2%) of the voting power of such entity. The Executive acknowledges that this covenant has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood for the Executive while such covenant remains in force and that, as a result of the foregoing, in the event that the Executive breaches such covenant, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.
(ii)If the restrictions contained in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, this Section 7 shall be modified to be effective for the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable.
(e)Publicity. During the Employment Period, the Executive will grant to the Company the right to use, in a reasonable and appropriate manner, the Executive's name and likeness, as set forth on Appendix I attached hereto.
(f)Enforcement. The Executive acknowledges that in the event of any breach of this Section 7, the business interests of the Company and the Company Affiliates will be irreparably injured, the full extent of the damages to the Company and the Company Affiliates will be impossible to ascertain, monetary damages will not be an adequate remedy for the Company and the Company Affiliates, and the Company will be entitled to enforce this Agreement by a temporary, preliminary and/or permanent injunction or other equitable relief, without the necessity of posting bond or security, which the Executive expressly waives. The Executive understands that the Company may waive some of the requirements expressed in this Agreement, but that such a waiver to be effective must be made in writing and should not in any way be deemed a waiver of the Company's right to enforce any other requirements or provisions of this Agreement.
8.Termination of Employment.
(a)Permitted Terminations. The Employment Period and the Executive's employment hereunder may be terminated under the following circumstances:
(i)Death. The Executive's employment hereunder shall terminate automatically upon the Executive's death.
(ii)By the Company.
(A)Disability. The Company may terminate the Executive's employment if the Executive shall have been substantially unable to perform the Executive's material duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for 120 consecutive days or 180 days in any twelve (12)-month period (a “Disability”) (provided, that until such termination, the Executive shall continue to receive the Executive's compensation and benefits hereunder, reduced by any benefits payable to the Executive under any applicable disability insurance policy or plan); or
(B)With Cause or Without Cause. The Company may terminate the Executive's employment with Cause or without Cause.
(iii)By the Executive. The Executive may resign for any reason (including Good Reason) or for no reason.
(iv)Expiration of the Term. Expiration of the Employment Period due to the Company or the Executive's Non-Renewal.
(b)Termination. Any Non-Renewal shall be communicated pursuant to Section 2. Any termination of the Executive's employment by the Company or resignation by the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination. This Section shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act and any applicable state or local laws.
(c)Upon the termination of Executive's employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from any executive positions held at the Company and the Company Affiliates (but shall not be deemed to have resigned from the Board) voluntarily, without any further required action by Executive, as of the date of such termination and Executive, at the Board's request, will execute any documents necessary or appropriate to give effect to or confirm such resignation(s).
9.Compensation Upon Termination.
(a)Termination by the Company for Cause, Termination by the Executive without Good Reason or Non-Renewal by the Executive. If, during the Employment Period, the Company terminates the Executive's employment for Cause, the Executive resigns without Good Reason or upon the Executive's Non-Renewal, the Company shall pay to the Executive the Accrued Benefits. Except as set forth herein, the Company shall have no further obligations to the Executive under this Agreement.
(b)Termination by the Company without Cause, Resignation by the Executive for Good Reason or Non-Renewal by the Company. Subject to Section 9(c), if the Executive's employment is terminated during the Employment Period by the Company for a reason other than Cause or Disability, if the Executive resigns for Good Reason or upon the Company's Non-Renewal (collectively, a “Qualifying Termination”), then in addition to the Company paying the Executive the Accrued Benefits the Company shall pay the Executive (i) a pro rata portion (based on the number of days during the applicable fiscal period prior to the Date of Termination) of the Annual Bonus the Executive would have earned absent such termination, with such payment to be made at the time it would have been made absent such termination in accordance with Section 5(b) (the “Pro-Rata Bonus”), (ii) a cash lump sum in an amount equal to the product of (A) the sum of the Executive's Base Salary and the Target Bonus, multiplied by (B) the Severance Multiple (the “Cash Severance”); and (iii) during the period Executive elects continued welfare coverage pursuant to COBRA, a monthly payment, in cash, equal to 150% of the monthly premiums for continued health care and dental coverage pursuant to COBRA for up to 18 months following the Date of Termination (the “Monthly Payments”). Additionally, all of the Executive's equity awards shall vest in full and become free of restrictions; provided that any awards (other than stock options and SARs) that are intended to meet the performance-based exception under Section 162(m) of the Code will be treated in accordance with the terms of the applicable award agreement; and provided further that any stock options and SARs shall remain exercisable for the lesser of three years from the Date of Termination and the remainder of their original full terms (collectively, the “Equity Benefits”).
(c)Release. As a condition to the Company providing the Executive with Pro-Rata Bonus, Cash Severance, Monthly Payments and Equity Benefits (collectively, the “Severance Benefits”), the Executive must execute and deliver a release of claims substantially in the form attached hereto as Exhibit B (the “Release”) and such Release must become irrevocable within 60 days of the Date of Termination (the “Release Requirement”); it being understood that the Release shall be delivered to the Executive for execution within 5 business days of the Date of Termination. The Monthly Payments shall commence promptly after the Release becomes irrevocable; provided that to the extent required by Section 409A of the Code, such payments shall commence, as applicable, on the 60th day following the Date of Termination with the first payment including all Severance Benefits that, absent the Release Requirement, would have been paid before such payment date. Subject to the first sentence of this Section 9(c), the Cash Severance will be payable (i) in a lump sum as soon as practicable (but in no event later than sixty (60) days following the Date of Termination) based on the Severance Multiple determined as of the time of the Qualifying Termination, and (ii) if the Qualifying Termination occurs during the six-month period prior to a Change in Control and as a result of such Change in Control the Severance Multiple is higher than determined at the time of the Qualifying Termination, then the increment in the amount of Cash Severance resulting from the higher Severance Multiple shall be payable in a lump sum upon the consummation of the Change in Control.
(d)Termination due to the Executive's Death or Termination by the Company due to the Executive's Disability. If the Executive's employment is terminated during the Employment Period due to the Executive's death or termination by the Company due to the Executive's Disability, then the Executive shall be entitled to the Accrued Obligations, Pro-Rata Bonus and Equity Benefits.
(e)No Offset. In the event of termination of his employment, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits provided by any subsequent employment he may obtain. The Company's obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company or its affiliates may have against him for any reason.
10.Certain Additional Payments by the Company.
(a)If it is determined that any benefit provided to the Executive or payment or distribution by or for the account of the Company to or for the benefit of the Executive, whether provided, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each such benefit, payment, or distribution, excluding the Gross-Up Payments, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax resulting from any action or inaction by the Company (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross‑Up Payment”) in an amount such that after payment by the Executive of the Excise Tax and all other income, employment, excise and other taxes that are imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (i) the Excise

Tax imposed upon the Payments and (ii) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. Notwithstanding the foregoing, (i) if the total “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) do not exceed 110% of the so-called safe harbor amount (i.e., three times the “base amount,” as defined in Section 280G(b)(3) of the Code), as determined pursuant to Section 280G of the Code, the Payments will be cut back so that no Excise Tax is imposed and (ii) this Section 10 shall not apply in the case of a change in ownership or effective control (as defined for purposes of Section 280G of the Code) that is the result of an accretion in the percentage of the total voting power held by a Substantial Stockholder (or more than one Substantial Stockholder acting as a group) that occurs by reason of the automatic (or compelled) conversion (or exchange) of Class B Stock of the Company into (or for) Class A Stock. In order to comply with Section 409A of the Code, the payment reduction contemplated in clause (i) of the preceding sentence shall be implemented by determining the Parachute Payment Ratio for each Payment and then reducing the Payments in order beginning with the Payment with the highest Parachute Payment Ratio. For Payments with the same Parachute Payment Ratio, such Payments shall be reduced based on reverse chronological order of payment. For Payments with the same Parachute Payment Ratio and the same time of payment, such Payments shall be reduced on a pro rata basis (but not below zero) prior to reducing Payments with a lower Parachute Payment Ratio.
(b)Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by the Company's independent, certified public accounting firm or such other nationally recognized accounting firm as may be designated by the Executive which is reasonably acceptable to the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in the ownership or effective control (as defined for purposes of Section 280G of the Code) of the Company, the Executive shall appoint another nationally recognized accounting firm which is reasonably acceptable to the Company to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination, but in any event no later than 30 days after the end of the year in which the Executive pays any tax imposed pursuant to Section 4999 of the Code. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that additional Gross-Up Payments shall be required to be made to compensate the Executive for amounts of Excise Tax later determined to be due, consistent with the calculations required to be made hereunder (an “Underpayment”). If the Company exhausts its remedies pursuant to Section 10(c) and the Executive is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
(c)The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the

Executive in writing prior to the expiration of such period that they desire to contest such claim, the Executive shall:
(i)give the Company any information reasonably requested by the Company relating to such claim;
(ii)take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
(iii)cooperate with the Company in good faith effectively to contest such claim; and
(iv)permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties incurred in connection with such contest) and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.
11.Indemnification. During the Employment Period and thereafter, the Company agrees to indemnify and hold the Executive and the Executive's heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys' fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive's service as an officer, director or employee, as the case may be, of the Company, or the Executive's service in any such capacity or similar capacity with an affiliate of the Company or other entity at the request of the Company, both prior to and after the Effective Date, and to promptly advance to the Executive or the Executive's heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive's behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Employment Period and thereafter, the Company also shall provide the Executive with coverage under its current directors' and officers' liability policy to the same extent that it provides such coverage to its other executive officers. If the Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which the Executive may request indemnity under this provision, the Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect the Executive's right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company's expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company's counsel and minimize the expense of such separate representation to the extent consistent with the Executive's separate defense. This Section 11 shall continue in effect after the termination of the Executive's employment or the termination of the Employment Period.
12.Attorney's Fees. The Company shall advance the Executive (and his beneficiaries) for any and all reasonable costs and expenses (including without limitation attorneys' fees and other charges of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, any other agreement or arrangement between the Executive and the Company or any Company Affiliate arising out of or relating to his employment with the Company or any Company Affiliate, the Executive's employment with the Company, or the termination thereof; provided that the Executive shall reimburse the Company any advances on a net after tax basis to cover expenses incurred by the Executive for claims brought by the Executive in the event the Executive does not prevail on any material issue in such controversy, dispute or claim. Pending the resolution of any such claim, the Executive (and his beneficiaries) shall continue to receive all payments and benefits described in Section 5 of this Agreement. This Section 12 shall continue in effect after the termination of the Executive's employment or the termination of this Agreement. Nothing contained in this Section 12 shall be deemed to limit the obligation of the Company to advance expenses (including reasonable attorneys' fees) to the Executive (or his beneficiaries) as and when required by Section 11.
13.Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
(i)    If to the Company:

ViSalus, Inc.
340 East Big Beaver
Troy, Michigan 48083
Attn: Board of Directors

With a copy (which shall not constitute notice) to:

Finn Dixon & Herling LLP
177 Broad Street
Stamford, Connecticut 06901
Attention: Harold B. Finn III

(ii)    If to the Executive:

Ryan Blair
Address last shown on the Company's records

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Scott Price

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

14.Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
15.Other Agreements. The provisions of this Agreement shall supersede the terms of any plan, policy, agreement, award or other arrangement of the Company (whether entered into before or after the Effective Date) to the extent application of the terms of this Agreement is more favorable to the Executive.

Additionally, no plans or arrangements referenced herein and no plans or arrangements of the Company shall impose more restrictive or burdensome terms and obligations on the Executive as those provided for herein.
16.Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, and 9 through 25 shall survive the termination of the Employment Period. In addition, all obligations of the Company to make payments hereunder shall survive any termination of the Employment Period on the terms and conditions set forth herein.
17.Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Company or similar transaction involving the Company or a successor corporation. The Company shall require any successor to the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (unless the Agreement is binding on the successor by operation of law).
18.Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
19.Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
20.Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
21.Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Michigan (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply); provided however, that the rights and obligations of the parties and any claims or disputes relating to the equity awards granted pursuant to Section 5(c) or the Equity Benefits shall be governed by the laws of the State of Nevada (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).
22.Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior correspondence or documents evidencing negotiations between the parties (including, without limitation all prior employment agreements between the Executive and the Company), whether written or oral, and any and all understandings, term sheets, agreements or representations by or among the parties, whether written or oral, that may have related in any way to the subject matter of this Agreement.
23.Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
24.Withholding. The Company may deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.
25.Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Executive notifies the Company (with specificity as to the reason therefor) that the Executive believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or damages for failing to comply with Code Section 409A. With respect to any payment or benefit considered to be nonqualified deferred compensation under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive's death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Executive's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
26.Definitions.
“Accrued Benefits” means (i) Base Salary through the Date of Termination; (ii) accrued and unused vacation pay; (iii) any earned but unpaid Annual Bonus with respect to any fiscal year ending prior to the Date of Termination; (iv) any amounts owing to the Executive for reimbursement of expenses properly incurred by the Executive prior to the Date of Termination and which are reimbursable in accordance with Section 6; and (v) any other benefits or amounts due and owing to the Executive under the terms of any plan, program or arrangement of the Company. Amounts payable pursuant to the clauses (i) - (iii) shall be paid promptly after the Date of Termination and all other amounts will be paid in accordance with the terms of the applicable plan, program or arrangement (as modified by this Agreement).
“Cause” shall be limited to the following events: (i) the willful and continued failure of the Executive to perform substantially the Executive's duties to the Company after being given at least 30 days notice and an opportunity to cure; (ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company; or (iii) the conviction of or plea of guilty or nolo contendere to a charge of commission of a felony (other than a traffic violation). Anything herein to the contrary notwithstanding, the Executive shall not be terminated for “Cause” hereunder unless (A) written notice stating the basis for the termination is provided to the Executive, (B) the Executive has an opportunity to be heard with counsel before the full Board prior to any vote regarding the existence of Cause, and (C) there is a vote of a majority of the members of the Board to terminate the Executive for Cause.
“Change in Control” shall have the meaning set forth in the Company's 2012 Omnibus Incentive Plan. In addition, with respect to the Executive, the following event shall also constitute a Change in Control: “Unless the Executive has voted in favor thereof or has otherwise consented thereto, the consummation of a merger, consolidation, consolidation or reorganization involving (A) the Company or (B) the issuance of stock by the Company, unless, immediately following such merger, consolidation or reorganization, (x) those who were stockholders of the Company immediately before such merger, consolidation or reorganization (the “Surviving Stockholders”) own, directly or indirectly, at least 50% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization, and (y) such Surviving Stockholders hold their combined voting power of the companies resulting from such merger, consolidation or reorganization in substantially the same proportions vis a vis one another as such Surviving Stockholders held their voting power of the Company immediately before such merger, consolidation or reorganization.”
“Class A Stock” means the Class A common stock, $0.01 par value per share, of the Company Series A Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company.
“Class B Stock” means the Class B common stock, $0.01 par value per share, of the Company and the Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of the Company.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company Affiliate” means any entity controlled by, in control of, or under common control with, the Company.
“Confidential Information” means trade secrets or proprietary information belonging to the Company or any Company Affiliate and other confidential financial or product information, operating budgets, strategic plans or research methods, processes, formulae, technology, designs, personnel data, projects or plans, pricing and profit margins, vendors, Customers, partners, and non-public information regarding personnel, compensation, recruiting, training, advertising, sales, marketing, promotions and other intellectual property, in each case, received by the Executive in the course of his employment by the Company or in connection with his duties with the Company. Notwithstanding anything to the contrary contained herein, the general skills, knowledge and experience gained during the Executive's employment with the Company, information publicly available or generally known within the industry or trade in which the Company competes and information or knowledge possessed by the Executive prior to his employment by the Company, shall not be considered Confidential Information. Confidential Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
“Customer” means any person or entity that is purchasing goods or receiving services from the Company and/or any Company Affiliate. For the avoidance of doubt, it is acknowledged and agreed that the term “Customer” includes a member of the Company's (or a Company Affiliate's) independent promoter sales force.
“Date of Termination” means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period; or (iii) if the Executive's employment is terminated by the Company pursuant to Section 8(a)(ii)(B) or by the Executive pursuant to Section 8(a)(iii), the date specified in the Notice of Termination.
“Effective Date” means October 1, 2012.
“Good Reason” means, unless otherwise agreed to in writing by the Executive, (i) material diminution in positions, duties, responsibilities, authority from (A) those in effect as of the Effective Date or (B) those in effect, on other than a temporary or interim basis, by reason of the appointment of the Executive after the Effective Date to a new position or positions or the delegation to the Executive after the Effective Date of new duties, responsibilities or authorities, in each case by or with the consent of the Board; (ii) the failure to re-elect the Executive to the Board; (iii) the Executive no longer reporting directly and exclusively to the Board; (iv) material reduction in the Executive's Base Salary, Target Incentive Opportunity or other compensation and benefits; (v) relocation of the Executive's principal place of employment out of Troy, Michigan (other than a relocation to a California metropolitan area or the New York City metropolitan area); or (vi) any other material breach of this Agreement. In order to invoke a termination for Good Reason, the Executive must provide the Company with notice of the circumstances constituting Good Reason within 90 days of the Executive becoming aware of such circumstances, the Company must fail to cure such circumstances (in all respects) within 30 days of the Executive's notice, and the Executive must terminate his employment within 30 days following the expiration of the Company's cure period.
“Non-Compete Period” means the period commencing on the Effective Date and ending twenty-four (24) months after the earlier of the expiration of the Employment Period or the Executive's Date of Termination.
“Parachute Payment Ratio” means a fraction the numerator of which is the value of the applicable Payment for purposes of Section 280G of the Code and the denominator of which is the nominal value of such Payment.
“Severance Multiple” shall equal the greater of (x) two and (y) the number of whole and partial months remaining in the Employment Period divided by twelve (12); provided that the Severance Multiple shall not exceed three (3); and provided further that the Severance Multiple shall be three (3) if the Qualifying Termination occurs during the six-month period prior to a Change in Control or the two-year period following a Change in Control.
“Substantial Stockholder” shall have the meaning set forth in the Company's 2012 Omnibus Incentive Plan.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

VISALUS, INC.

By:______________________________
Name:
Title:

EXECUTIVE

_________________________________
Ryan Blair

EXHIBIT A
EQUITY AWARD AGREEMENTS

EXHIBIT B
RELEASE

I understand and agree completely to the severance payment terms set forth in the Employment Agreement (the “Employment Agreement”) dated ____________________, by and between me and ____________ (the “Company”). I understand that I am not entitled to any severance payments if I do not sign this Release and return it to the Company pursuant to the terms set forth in Section 9(c) of the Employment Agreement.

Section 1.
General Release and Knowing Waiver of Employment-Related Claims. For and in consideration of the severance payments and any other benefits I am eligible to receive from the Company, I, on my own behalf and on behalf of my successors and assigns (collectively referred to as “Releasor”), hereby release and forever discharge the Company, its stockholders, predecessors, successors and affiliates, and their officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys' fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever, whether known or unknown, which Releasor ever had, now has or hereafter can, shall or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Release, including, but not limited to, the following:
(a) all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment;
(b) all such claims and demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company Carve out any equity awards that will survive the termination., vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation;
(c) any claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Consolidated Omnibus Budget Reconciliation Act of 1985 and any applicable state or local statutes, including the [INSERT STATE STATUTES]; and
(d) any claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, constructive discharge, discrimination, harassment, fraud, defamation, intentional tort, emotional distress and negligence.
Notwithstanding the foregoing, nothing herein releases any claim Releasor has or may have against Releasee regarding the performance or non-performance of obligations arising under the Employment Agreement, and nothing in this Release shall prevent me from enforcing my rights to my non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under any Company tax-qualified retirement plan, receive continuation coverage pursuant to COBRA, or under Sections 9, 10, 11, or 12 of the Employment Agreement
Also, Releasor does not release any claims against Releasee that may arise after this Release has become effective.

1.
Representation by Counsel and Review Period. I have been advised to consult independent legal counsel before signing this Release, and I hereby represent that I have executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for [twenty-one (21) days] (although I may choose to voluntarily execute this Release earlier). I further represent and warrant that I have read this Release carefully, that I have discussed it or have had reasonable opportunity to discuss it with my counsel, that I fully understand its terms, and that I am signing it voluntarily and of my own free will.

2.[Right to Revoke Release. This Release shall not become effective until the eighth day following the date on which I have executed it, provided that I have not revoked it, and I may at any time prior to that effective date revoke this Release by delivering written notice of revocation to [Insert name and contact information].][Include if Executive is 40 or older at the time Release is signed.]
3.Consideration for Release. I acknowledge that the consideration for this Release is consideration to which I would not otherwise be entitled and is in lieu of any rights or claims that I may have with respect to any other remuneration from the Company.
4.Representation Concerning Filing of Legal Actions. I represent that, as of the date of this Release, I have not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Releasees in any court or with any governmental agency.

5.Continuing Obligations Concerning Confidential Information and Company Property. I acknowledge and agree that I remain subject to the restrictive covenants contained in Section 7 of the Employment Agreement, each of which survives the termination of my employment.
6.Amendment of Release. This Release may not be amended or modified except by a writing signed by _____________, on behalf of the Company, and me.
7.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of ____________ without regard to principles of conflicts of laws thereunder.
8.Neutral Interpretation. This Release shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Release.
9.Headings. The various headings in this Release are inserted for convenience only and are not part of the Release.
10.Intended Third-Party Beneficiaries. The Releasees are intended third party beneficiaries of this Agreement.
11.No Admission of Liability. Releasor agrees that this Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party's current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, stockholders, agents, employees and assigns.
Dated:    This ____ day of _________________, 20___.
WITNESSES:

Name:

ACKNOWLEDGMENT

STATE OF______________                )
) SS:
CITY AND COUNTY OF_______________    )

I, ___________________________, a Notary Public in and for said County, in the State aforesaid, DO HEREBY CERTIFY that _____________ appeared before me this day in person, and acknowledged that he signed and delivered the said instrument as his own free and voluntary act for the uses and purposes therein set forth.

GIVEN under my hand and Notarial Seal this ___ day of _______________, 20___.

_____________________________________
Notary Public

My Commission Expires:

_____________________
APPENDIX I

PUBLICITY

During the Employment Period, and, thereafter in the event that the Employment Period terminates by reason of the death or disability of the Executive, the Company may, without paying additional compensation to the Executive or his estate, use the name and likeness of the Executive, and books about the Executive that have been produced at the expense of the Company, in connection with the promotion of the products of the Company, subject to the approval of the Executive (or his estate), which shall not be unreasonably withheld.